Exhibit 1
JOINT FILING AGREEMENT
The undersigned acknowledge and agree that the foregoing Statement on Schedule 13D with respect to the beneficial ownership by each of the undersigned of shares of P.T. Indosat Tbk is filed jointly on behalf of each of the undersigned and that all subsequent amendments to the Statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. This joint filing agreement may be included as an exhibit to such joint filing. Each of the undersigned acknowledges that each shall be responsible for the timely filing of such amendments with respect to information concerning such undersigned reporting person, and for the completeness and accuracy of the information concerning such undersigned reporting person, contained therein, but shall not be responsible for the completeness and accuracy concerning the others, except to the extent that such reporting person knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: December 29, 2006	TEMASEK HOLDINGS (PRIVATE) LIMITED
	By	:	/s/ Jeffery Chua

	Name	:	Jeffrey Chua
	Title	:	Managing Director, Legal & Regulations

SINGAPORE TECHNOLOGIES TELEMEDIA PTE LTD
By	:	/s/ Pek Siok Lan

Name	:	Pek Siok Lan
Title	:	Company Secretary

STT COMMUNICATIONS LTD.
By	:	/s/ Pek Siok Lan

Name	:	Pek Siok Lan
Title	:	Company Secretary

ASIA MOBILE HOLDING COMPANY PTE. LTD.
By	:	/s/ Pek Siok Lan

Name	:	Pek Siok Lan
Title	:	Authorized Signatory

ASIA MOBILE HOLDINGS PTE. LTD.
By	:	/s/ Pek Siok Lan

Name	:	Pek Siok Lan
Title	:	Authorized Signatory

INDONESIA COMMUNICATIONS LIMITED
By	:	/s/ Pek Siok Lan

Name	:	Pek Siok Lan
Title	:	Authorized Signatory